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                                                                 Exhibit d(viii)
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                CIGNA FUNDS GROUP
                         LARGE COMPANY STOCK-GROWTH FUND


         AGREEMENT made this ____ day of November, 1999, between CIGNA Investments, Inc. (the "Adviser") and Morgan Stanley Dean Witter Investment Management Inc., a Delaware corporation (the "Sub-Adviser").

         WHEREAS, CIGNA Funds Group, a Massachusetts business trust (the "Trust"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 30, 1996 (the "Advisory Agreement") with the Trust, pursuant to which the Adviser will act as investment adviser to the Large Company Stock-Growth Fund (the "Fund"), which is a series of the Trust; and

         WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.    DUTIES OF THE SUB-ADVISER. Subject to supervision by the Adviser
               -------------------------
and the Trust's Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"), and any additional policies or guidelines established by the Adviser or the Trust's Board of Trustees that have been furnished to the Sub-Adviser in writing, and subject to the following:

                    (a) The Sub-Adviser shall, in its discretion and without prior consultation with the Adviser, determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

                    (b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

                    (c) The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will place orders with or through (and negotiate commissions with) such brokers or dealers selected by the Sub-Adviser (which may include brokers or dealers affiliated with the Sub-Adviser, provided such transactions comply with

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                         applicable requirements under the 1940 Act) in
                         accordance with the Fund's brokerage policy set forth in the Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws and disclosure in the Prospectus. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the most favorable execution. In assessing the most favorable execution availability for each transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution and operational capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the most favorable execution, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided by the broker-dealer (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Consistent with any guidelines established by the Board of Trustees of the Trust, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund and its other clients. In no instance, however, will the Fund's Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act.

                    (d) The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9) and
                         (10) and paragraph (f) of Rule 31a-1 under the 1940 Act, including, without limitation, the information specified in Schedule A attached hereto and made a part of this Agreement. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs that relate to the Sub-Adviser's management of the Fund's Assets, as the Adviser or Board of Trustees may reasonably request.

                         The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the period prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement,

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                         and shall transfer said records to any successor
                         sub-adviser upon the termination of this Agreement as directed by the Adviser (or, if there is no successor sub-adviser, to the Adviser).

                    (e) The Sub-Adviser shall provide the Fund's custodian on each day that the New York Stock Exchange Inc. is open for business with information relating to all transactions concerning the Fund's Assets in accordance with the requirements set forth on Schedule B attached hereto and made a part of this Agreement, and such other information as may reasonably be requested by Adviser.

                    (f) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the Sub-Adviser's performance of its obligations under this Agreement.

                    (g) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement.

                    (h) The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund, provided Sub-Adviser receives such proxies in a timely manner. The Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

                    (i) Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, affiliates, officers, or employees.

                    (j) The Sub-Adviser shall not, on behalf of the Fund, purchase securities of CIGNA Corporation or of any other entity identified by Adviser to Sub-Adviser in writing.

                    (k) Sub-Adviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, will provide to the Fund a copy of the code of ethics and evidence of its adoption, and will make such reports to the Fund as required by Rule 17j-1 under the Act.

     2.   DUTIES OF THE ADVISER. The Adviser shall continue to have
          ---------------------
responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the written instructions and directions of the Adviser and the Board of Trustees of the Trust, and the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time. No written materials naming or otherwise identifying the Sub-Adviser, its employees or its affiliated companies, other than materials provided or approved by the Sub-Adviser, shall be used by the

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Adviser, the Fund, the Trust or their affiliates in offering or marketing shares of the Fund or Trust. The Sub-Adviser shall use its reasonable best efforts to review any such materials as soon as practicable after receipt and no later than seven (7) days after receipt. The Adviser agrees to promptly notify the Sub-Adviser of any decisions by the Trust's Board of Trustees that may affect the Sub-Adviser's obligations described herein, and will furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders and any other materials or information that the Sub-Adviser may reasonably request to enable it to perform its responsibilities under this Agreement.

     3.   DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with
          ---------------------
the Prospectus of the Fund and copies of any SEC order or no-action relief obtained by the Fund relating to the management of the Fund's Assets (collectively, "SEC Relief'). The Adviser will promptly furnish to the Sub-Adviser any and all amendments or other changes to the Prospectus or any form of SEC Relief, and the Sub-Adviser shall not be charged with complying with any such amendments not so delivered to the Sub-Adviser. No amendments or other changes to the Prospectus with respect to the description of the Sub-Adviser or the management of the Assets, including investment policies and restrictions, shall be made effective without the prior written approval of the Sub-Adviser.

     4.   COMPENSATION TO THE SUB-ADVISER. For the services to be provided by
          -------------------------------
the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate and in the manner specified in Schedule C which is attached hereto and made part of this Agreement. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee. Although the Adviser, from time to time, may similarly waive the compensation it is entitled to receive from the Fund, such waiver will have no effect on the Adviser's obligation to pay the Sub-Adviser the compensation provided for herein.

     5.   EXPENSES. Except for expenses specifically assumed or agreed to be
          --------
paid by the Sub-Adviser under this Agreement, the Sub-Adviser shall not be liable for any expenses of the Adviser, the Fund or the Trust, including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund, and (c) custodian fees and expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it hereunder.

     6.   LIMIT OF LIABILITY; INDEMNIFICATION. (a) Unless otherwise required by
          -----------------------------------
the 1940 Act or other applicable law, in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its obligations or duties hereunder or a material breach of this Agreement ("Disabling Conduct") on the part of Sub-Adviser (and its officers, managers, employees, controlling persons, shareholders and any other person or entity affiliated with Sub-Adviser), Sub-Adviser shall not be subject to liability to the Adviser, the Trust, or the Fund or any shareholder of the Trust (collectively, "Fund Parties") for any act omission in the course of, or connected with, rendering services hereunder, including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of the Fund Parties in connection with the matters to which this Agreement relates. Except for such Disabling Conduct, the Adviser shall indemnify and hold harmless Sub-Adviser (and its officers, directors, employees, controlling persons, shareholders and any other person or entity affiliated with Sub-Adviser) (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Sub-Adviser's conduct under this Agreement.

                  (b) Sub-Adviser agrees to indemnify and hold harmless the Fund and the Adviser (and their officers, managers, employees, controlling persons, shareholders and any other person or entity affiliated with the Fund or the Adviser) against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses) to which the Fund, the Adviser or their affiliates or such officers, directors, employees, controlling persons or shareholders may become subject under the 1940 Act, under other statutes, at common law or otherwise, that are based upon such Disabling Conduct by Sub-Adviser; provided, however, that in no case is Sub-Adviser's indemnity in favor of any person deemed to protect or apply to such person against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, or her or its duties or by reason of his, her or its reckless disregard of such person's obligations and duties under this Agreement.

                  (c) Without in any way limiting the generality of paragraph
(a) above, Sub-Adviser shall not be liable to the Fund Parties for acts or omissions of Sub-Adviser which result from acts or omissions of the Adviser, Trust or Fund, including, but not limited to, a failure by the Adviser or Fund to provide accurate and current information with respect to any records maintained by the Adviser or Fund, which records are not also maintained by Sub-Adviser. The Adviser shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from such acts or omissions.

     6.   DURATION AND TERMINATION. This Agreement shall become effective upon
          ------------------------
the date first written above and shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund, without the payment of any penalty, (a) by the Fund at any time, on 60 days' written notice to the Sub-Adviser, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser, if approved by the Board of Trustees of the Trust, on 60 days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, on 60 days' written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Section 6 and Section 11 below, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

     7.   GOVERNING LAW. This Agreement shall be governed by the internal laws
          -------------
of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

     8.   SEVERABILITY. Should any part of this Agreement be held invalid by a
          ------------
court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors to the extent permissible under the 1940 Act and any applicable interpretations of the SEC.

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     9.   NOTICE. Any notice, advice or report to be given pursuant to this
          ------
Agreement shall be deemed sufficient if delivered or mailed by certified or overnight mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party:

         To the Adviser at:       c/o CIGNA Corporation
                                  900 Cottage Grove Road
                                  Hartford, CT  06152-2115
                                  S-115
                                  Attention:  Global Client Relations Department

         To the Sub-Adviser at:   Morgan Stanley Dean Witter Investment
                                  Management Inc.
                                  1221 Avenue of the Americas
                                  New York, NY 10020
                                  Attention: Stefanie Chang Yu

     10.  ENTIRE AGREEMENT. This Agreement embodies the entire agreement and
          ----------------
understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together constitute only one instrument.

     11.  AMENDMENT. This Agreement may be amended at any time by mutual consent
          ---------
of the parties, provided that such amendment shall also have been approved by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund, the Adviser or the Sub-Adviser.

                  A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

                  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officer.

CIGNA INVESTMENTS, INC.                   MORGAN STANLEY DEAN WITTER INVESTMENT
                                          MANAGEMENT INC.

       /s/ Richard H. Forde
By:___________________________________    By:___________________________________

       Richard H. Forde
Name:_________________________________    Name:_________________________________

       Senior Managing Director
Title:________________________________    Title:________________________________

                                   Schedule A
                     Records To Be Maintained By Sub-Adviser


*1. A record of each brokerage order, and all other Fund purchases and sales, given by Sub-Adviser or on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         A.   The name of the broker,
         B. The terms and conditions of the order, and of any modification or cancellation thereof,
         C.   The time of entry of cancellation,
         D.   The price at which executed,
         E.   The time of receipt of report of execution, and
         F. The name of the person who placed the order on behalf of the Fund (1940 Act Rule, 31a-1(b) (5) and (6)).

*2. A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Fund securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders were made. The record:

         A.   Shall include the consideration given to:

                    (i)    the sale of shares of the Fund

                   (ii) the supplying of services or benefits by brokers or dealers to: (a) the Fund, (b) Adviser, (c) Sub-Adviser, and (d) any person other than the foregoing

                  (iii) Any other considerations other than the technical qualifications of the brokers and dealers as such

         B. Shall show the nature of the services or benefits made available.

         C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

         D. The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b) (9)).

*3. A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of Fund securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of Fund securities and such other information as is appropriate to support the authorization.** (1940 Act, Rule 31a-1(b) (10))

                                                                     Page 1 of 2


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*4.      Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under
         Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record Sub-Adviser's transactions with the Fund. (1940 Act, Rule 31a-1(f)).

*    Maintained as property of the Fund pursuant to 1940 Act Rule 31a-3(a).

** Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or Fund manager reviews.

                                   SCHEDULE B
                          Communications With Custodian


A Sub-Adviser should abide by certain rules and procedures in order to minimize operational problems. Sub-Adviser will be required to have various records and files (as required by regulatory agencies) at their offices. Sub-Adviser will have to maintain a certain flow of information to State Street Bank & Trust Company ("SSB"), the custodial bank for the Fund. Sub-Adviser will be required to furnish SSB with daily information as to executed trades. SSB should receive this data no later than the morning following the day of the trade. The necessary information should be transmitted to SSB (1) via facsimile machine (the direct line to the facsimile machine is 617-537-5375) or (2) via an electronic communication system ("System") approved by SSB that meets the following criteria:

o The System must provide a method by which State Street can reasonably ensure that each communication received by it though the System actually originated from the Sub-Adviser.

o Only persons properly authorized by Sub-Adviser's senior operations office shall be authorized to access the System and enter information, and Sub-Adviser must employ reasonably procedures to permit only authorized persons to have access to the System.

o Sub-Adviser will create separate System files containing the daily executed securities trade information with respect to the Fund it manages, or Sub-Adviser will transmit separately the trades for such Fund.

o SSB, through System or otherwise, will provide to Sub-Adviser prompt certification or acknowledgment of SSB's receipt of each transmission by Sub-Adviser of executed trade information.

o If the System malfunctions, Sub-Adviser will transmit all trade information via facsimile transmission.

Upon receipt of brokers' confirmations, Sub-Adviser or SSB will be required to notify the other party if any differences exist. The reporting of trades by the Sub-Adviser to SSB must include the following:

o    Purchase or Sale
o    Security name
o    Number of Shares or principal amount
o    Price per share or bond
o    Commission rate per share or bond, or if a net trade
o    Executing broker
o    Trade date
o    Settlement date
o    If security is not eligible for DTC
o    This information can be reported using your forms, if applicable

When opening accounts with brokers for the Fund, the account should be a cash account. No margin accounts are to be maintained. The broker should be advised to use SSB IDC's ID system number (N. 20997) to facilitate the receipt of information by SSB. If this procedure is followed, DK problems will be held down to a minimum and additional costs of security trades will not become an important factor in doing business. Delivery and receipt instructions are attached as Schedule 1. Sub-Adviser will be required to submit to SSB a daily trade authorization report, either through a System or, if a facsimile transmission is used, on a form signed by two authorized individuals prior to settlement date and a list of authorized persons with specimen signatures must have previously been sent to SSB (see Schedule 2). The daily trade authorization report will contain information on which SSB can rely to either accept delivery or deliver out of the account, securities as per Sub-Adviser trades. If facsimile transmission is used, Sub-Adviser will use a form acceptable to SSB.

                                   Schedule 1



Mailing Instructions and Delivery Instructions:

         Confirmation Instructions (copy of Broker Advice):
                  State Street Bank and Trust Company
                  Mutual Fund Services
                  1776 Heritage Drive (A4E)
                  North Quincy, MA  02171
                  Attn:    Fund Name/Fund Number
                  For the account of        CIGNA Funds Group - LARGE COMPANY
                                            STOCK GROWTH FUND

                  Delivery Instructions:
                  All DTC Eligible Securities:
                  Depository Trust Company (DTC) #997 Custodian Services
                                                 #20997 Agent Bank

         All Ineligible DTC Securities (i.e., Commercial Paper)
                  State Street Bank and Trust Company
                  State Street Boston-Securities Corp.
                  61 Broadway
                  Main Concourse Level
                  New York, NY  10006
                  "VS Payment"  (Federal Funds on Commercial Paper Only)
                  For the account of        CIGNA Funds Group - LARGE COMPANY
                                            STOCK GROWTH FUND

         All Government Issues:
         Delivered through Book Entry of Federal Reserve
                  Bank to:  State St Bos/Spec/Fund Name/Fund #
                  (VS Payment Federal Funds)

         Foreign Holdings:
                  Please confer with Brad Payne, State Street Bank, (Phone: 617-985-5389) to obtain delivery instructions of the State Street Global Custody Network

                                   Schedule 2

                     Example of Authorized Signature Letter
                        (To Be Typed on Your Letterhead)



[DATE]


State Street Bank and Trust
Mutual Fund Services
1776 Heritage Drive (A4E)
North Quincy, MA  02171
Attention:  CIGNA Charter Mutual Funds


RE: Persons Authorized To Execute Trades For CIGNA Funds Group - Large Company Stock Growth Fund

The following list of individuals are authorized to execute and report trade instructions on behalf of the Fund. Should there be any changes to the authorized persons listed below, we will notify you immediately of those changes.

NAME                       SIGNATURE

Sincerely yours,

                                   Schedule C
                          Fees for Sub-Adviser Services
       SUB-ADVISER: MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.
                      FUND: LARGE COMPANY STOCK GROWTH FUND



         For investment management services provided to the Fund under this Agreement, Adviser, as a fiduciary for the Fund, shall pay the Sub-Adviser a fee determined by multiplying the Average Total Net Assets by the annual rate specified below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered.


                   45 basis points on the first $100 million
                   35 basis points on all amounts thereafter


         For purposes of this Schedule, "Average Total Net Assets" for any quarter shall mean the average of the Assets as reported by the custodian for the last business day of each month ended in the calendar quarter.